Exhibit 10.46

CONTRIBUTION AGREEMENT
(San Felipe Plaza)
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of May 27, 2016, by and among MAGUIRE THOMAS PARTNERS-COMMERCE SQUARE II, LTD., a California limited partnership, MAGUIRE/THOMAS PARTNERS-PHILADELPHIA, LTD., a California limited partnership, THOMAS INVESTMENT PARTNERS, LLC, a California limited liability company, JAMES A. THOMAS, in his capacity as the TRUSTEE OF THE LUMBEE CLAN TRUST, and THOMAS PARTNERS, INC., a California corporation, severally and not jointly (each a “Principal,” and collectively, “Principals”) and PARKWAY PROPERTIES, L.P. (“Operating Partnership”)..
R E C I T A L S
A.    Pursuant to that certain Promissory Note and that certain Deed of Trust and Security Agreement (the “Deed of Trust”) dated as of July 21, 2010 by TPG-San Felipe Plaza, L.P., a Delaware limited partnership (“Borrower”), for the benefit of METROPOLITAN Life Insurance Company, a New York corporation (“Lender”), as Beneficiary, Borrower was indebted to Lender at December 31, 2015 in the principal amount of approximately One Hundred Seven Million Eight Hundred Seventy-Seven Thousand Dollars ($107,877,000) (the “Loan”), secured by, among other collateral, a first deed of trust lien on the Property defined in the Deed of Trust.
B.    Principals are the owners of limited partnership interests in the Operating Partnership, which, in turn, owns, indirectly through various intermediate entities, (i) a 99.5% limited partner interest in Borrower, and (ii) 100% of TPG-San Felipe Plaza GP, LLC, a Delaware limited liability company (the “Intermediary Owner”), which in turn owns a 0.5% general partner interest in Borrower. Operating Partnership and Principals agree that in the event of a default under the Loan, subject to the limitations and terms and conditions set forth in this Agreement, the Principals will make additional contributions of capital to Operating Partnership and Operating Partnership will, in turn, through a series of capital contributions to intermediate entities, cause such contributed capital to be contributed to Borrower and to the Intermediary Owner, and cause the Intermediary Owner to contribute such funds to the Borrower, to be used to repay any outstanding Shortfall Amount on the Loan, as defined below.
C.    The parties acknowledge that pursuant to an Agreement and Plan of Merger, dated as of April 28 2016 (the “2016 Merger Agreement”), entered into by Parkway Properties, Inc., a Maryland corporation and the Operating Partnership with Cousins Properties Incorporated and Clinic Sub Inc., indirect ownership interests in the Property are expected to be contributed to a limited partnership (“New OP”) that will be the operating partnership for a newly formed public REIT, Parkway, Inc. (“HoustonCo”). Following such restructuring, (i) the Property will continue to be owned by Borrower; (ii) the Intermediary Owner will continue to be the general partner of Borrower, (iii) Borrower will be directly or indirectly wholly owned by New OP, (iv) the general partner of New OP will be the same entity as the general partner of the Operating Partnership, (v) the Operating Partnership will hold a limited partner interest in New OP, and (vi) HoustonCo will own 100% of the stock of the general partner and a limited partner interest in New OP (the restructuring transactions described in this Recital C are referred to as the “UPREIT Reorganization”).
D.    All capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Deed of Trust.
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Capital Contribution Obligation. If, for any reason, the Borrower shall be in default under the Loan and repayment of the obligations (the “Obligations”) of the Borrower evidenced by the Loan and secured by the Deed of Trust is due (such default and repayment obligation referred to hereinafter as a “Default”) and the Default can be cured by the payment of cash to the Lender, then the Principals absolutely and unconditionally agree (subject to the limits set forth below) to contribute to the capital of the Operating Partnership cash or cash equivalents in an amount equal to such Principal’s Allocable Share (as defined below) of the Shortfall Amount (as defined below). Notwithstanding the foregoing, each Principal’s maximum liability hereunder is equal to the “Maximum Liability” listed opposite the Principal’s name on Exhibit “A” attached hereto and under no circumstances shall a Principal be obligated to contribute an aggregate amount under this Agreement in excess of such Principal’s Maximum Liability. No demand shall be made under this Agreement for contribution of the Shortfall Amount or any portion thereof until such time as the Lender shall have fully and completely exercised (and not waived) all rights, powers, and remedies it has with respect to foreclosure on the Property, or following the date any such Default is cured. The “Shortfall Amount” shall equal the excess of (i) Sixty-Four Million Dollars ($64,000,000.00) (the “Total Contribution Amount”) or the amount of outstanding principal and accrued interest owed on the Loan immediately prior to the Default, whichever is less; over (ii) the sum of all amounts recovered and the fair market value of the Property obtained by Lender (including, without limitation, with respect to principal, interest, late fees, penalties and costs of collection), if any, from or on behalf of the Borrower after the Default in proceedings against the Borrower or the Property under the documents which set forth the Loan (including, without limitation, the Deed of Trust). Each Principal’s “Allocable Share” of the Shortfall Amount shall be equal to the product of (x) the total Shortfall Amount, multiplied by (y) the “Shortfall Percentage” listed opposite such Principal's name on Exhibit “A” attached hereto. The obligations of each Principal hereunder are separate and distinct from the obligations of any other Principal hereunder and are not joint and several.

2.    Use of Contributions.

2.1.    Prior to Merger Transactions. Prior to the closing of the UPREIT Reorganization, the funds contributed to the capital of the Operating Partnership by each Principal will be contributed by the Operating Partnership, indirectly through a series of intermediate entities, 99.5% to Borrower and 0.5% to the Intermediary Owner; the Operating Partnership will cause the Intermediary Owner to contribute such funds it receives to the Borrower; and all such funds shall be used by the Borrower to pay any Shortfall Amount. Any capital contributions made to the Operating Partnership by the Principals pursuant hereto shall be deposited by the Operating Partnership immediately into a separate bank account in Borrower’s name (which deposit shall be deemed to constitute the foregoing contributions). Operating Partnership shall, through the Intermediary Owner, cause Borrower to use such funds solely for payments to the Lender for the Shortfall Amount.
2.2    After Merger Transactions. After the closing of UPREIT Reorganization, the funds contributed to the capital of the Operating Partnership by each Principal will be contributed by the Operating Partnership to New OP, and New OP will contribute such funds, indirectly through a series of intermediate entities, to the Borrower; and all such funds shall be used by the Borrower to pay any Shortfall Amount. Any capital contributions made to the Operating Partnership by the Principals pursuant hereto shall be deposited by the Operating Partnership immediately into a separate bank account in Borrower’s name (which deposit shall be deemed to constitute the foregoing contributions). New OP shall cause Borrower to use such funds solely for payments to the Lender for the Shortfall Amount.
3.    Personal Obligations. The obligations of the Principals under this Agreement are personal to the Principals and shall not be affected by any transfer by them of all or any of their interests in the Operating Partnership, and the Principals shall have no right to receive from the Operating Partnership or the General Partner of the Operating Partnership the reimbursement or return of any contributions to the Operating Partnership, or other payments, made pursuant to this Agreement. No Principal shall be liable to Operating Partnership, Lender or any other Person for any such loss, cost, damage, injury or expense sustained or incurred as a result of another Principal’s failure to perform its obligations under this Agreement.

4.    Term of Agreement. This Agreement, as well as all of the rights, duties, requirements and obligations created hereunder, shall expire and be of no further force or effect as of the date on which the Obligations under the Loan are satisfied in full.

5.    Rights of Lender. Without in any manner limiting the generality of the foregoing, Borrower or the Lender, or any subsequent holder of the Loan or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Principals, agree to any amendment, waiver, modification or alteration of the Loan Documents relating to Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness under the Loan, increase or reduction of the rate of interest payable under the Loan, release, substitution or addition of any Principal or endorser and acceptance of any security for the Loan). The Loan may be extended one or more times without notice to or consent from the Principals, and the Principals shall remain at all times bound to their obligations under this Agreement, notwithstanding such extensions.

6.    Intent to Benefit Lender. This Agreement is expressly for the benefit of the Lender and its successors and assigns. The Parties intend that the Lender shall be a third party beneficiary of this Agreement and that the Lender shall have the right to enforce the obligations of each Principal hereunder separately and independently of the Operating Partnership, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s status as a third party beneficiary of this Agreement and the Lender’s right to enforce the obligations of the Principals are material elements of this Agreement. Any payments to Lender hereunder shall for all purposes hereunder be treated as capital contributions by the Principals to the Operating Partnership in accordance with the provisions of Paragraph 1 above. This Agreement shall not be modified, amended or terminated without the written consent of the Lender. The Principals shall furnish a copy of this Agreement to the Lender simultaneously with its execution by the parties.

7.    Condition of the Borrower and Operating Partnership. The Principals are fully aware of the financial condition of the Borrower, the Operating Partnership and the Property, and are executing and delivering this Agreement based solely upon their own independent investigation of all matters pertinent hereto and are not relying in any manner upon any representation or statement of the Lender. Each Principal hereby represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Operating Partnership’s and the Property’s financial condition and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same or any other matter. By executing this Agreement, the Principals knowingly accept the full range of risks encompassed within a contract of this type, which risks they acknowledge. The Principals shall have no right to require the Lender to obtain or disclose any information with respect to the Obligations, the financial condition or character of the Borrower, the Operating Partnership, the Property, the Borrower’s ability to pay or perform the Obligations, the existence or non-existence of any guaranties of all or any part of the Obligations, any action or non-action on the part of the Lender, the Borrower, the Operating Partnership, or any other person, or any other matter, fact or occurrence whatsoever. In the event a contribution is made pursuant to this Agreement, the parties agree no additional Partnership Units will be issued to the Principals. The parties agree that if a contribution is made under this Agreement, the allocation provisions of the Operating Partnership shall be applied in a manner so as to assure to the greatest extent possible that the capital account balances of the partners are no different than would have existed if no contribution had been made under this Agreement.

8.    Principals’ General Waivers. Each Principal waives: (a) any defense now existing or hereafter arising based upon any legal disability or other defense of Operating Partnership, Borrower, Principal or any other Principal or other Person, or by reason of the cessation or limitation of the liability of Borrower, Principal or any other Principal or other Person from any cause other than full payment and performance of all obligations due under the Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the Operating Partnership, Borrower or any other Person, or any defect in the formation of Operating Partnership, Borrower or any other Person; (c) the unenforceability or invalidity of any security or guarantee or the lack of perfection or continuing perfection, or failure of priority of any security for the obligations guarantied hereunder; (d) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Principal’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (e) any defense based upon Lender’s failure to disclose to Principal any information concerning Operating Partnership’s, Borrower’s or any other Person’s financial condition or any other circumstances bearing on Operating Partnership’s, Borrower’s or any other Person’s ability to pay and perform all obligations due under the Loan Documents; (f) any failure by Lender to give notice to Operating Partnership, Borrower, Principal or any other Person of the sale or other disposition of security held for the Loan, and any defect in notice given by Lender in connection with any such sale or disposition of security held for the Loan; (g) any failure of Lender to comply with applicable laws in connection with the sale or disposition of security held for the Loan, including, without limitation, any failure by Lender to conduct a commercially reasonable sale or other disposition of such security; (h) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or Principal’s obligations in proportion to the principal’s obligation; (i) any use of cash collateral under Section 363 of the Federal Bankruptcy Code; (j) any defense based upon Lender’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (k) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (l) relief from any applicable valuation or appraisement laws; and (r) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Principal. Each Principal agrees that the payment and performance of all obligations due under the Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Loan Documents shall similarly operate to toll the statute of limitations applicable to such Principal’s liability hereunder.
Without limiting the generality of the foregoing or any other provision hereof, each Principal further waives any and all rights and defenses that such Principal may have because Borrower’s debt is secured by real property; this means, among other things, that: if Lender forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Principal shall have the obligation to contribute hereunder even if Lender, by foreclosing on the real property collateral, has destroyed any subrogation right of Principal against Borrower, the Operating Partnership or the General Partner of the Operating Partnership. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each Principal may have because Borrower’s debt is secured by real property.
Without limiting the generality of the foregoing or any other provision hereof, each Principal expressly waives to the extent permitted by law any and all rights and defenses, including without limitation any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to such Principal under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of such Principal hereunder.
9.    Waiver of Rights of Subrogation. This Agreement is expressly for the benefit of the Operating Partnership, the Borrower, the Lender, any Indemnified Party (as defined below), and their respective successors and assigns (collectively, the “Beneficiaries”). The obligations of each Principal hereunder shall be in addition to and shall not limit or in any way affect the obligations of any Principal under any existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. Subject to Paragraph 1 of this

Agreement, the obligations of each Principal hereunder are independent of the obligations of Borrower, and a separate action or actions may be brought by any Beneficiary against any Principal, whether or not actions are brought against Borrower, and whether or not Borrower is joined in any such action or actions against such Principal. Each Principal expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Principal may now or hereafter have against Borrower or any other Person (other than a direct or indirect member or partner in such Principal) directly or contingently liable for the payment or performance under the Loan (including, without limitation, any property collateralizing the obligations under the Loan), arising from the existence or performance of this Agreement. Each Principal further agrees that it will not enter into any agreement providing, directly or indirectly, for contribution, reimbursement or repayment by Operating Partnership, Borrower or any other Person (other than a direct or indirect member or partner in such Principal) on account of any payment by such Principal and further agrees that any such agreement, whether existing or hereafter entered into in violation hereof would be void. In furtherance, and not in limitation, of the preceding waiver, each Principal agrees that (i) any payment directly to the Lender by a Principal in satisfaction of its obligations pursuant to this Agreement shall be deemed a contribution by each Principal (as applicable) to the capital of the Operating Partnership, and any such payment shall not cause any Principal to be a creditor of Borrower, Intermediary Owner, any other subsidiary of the Operating Partnership or New OP that owns, directly or indirectly, an interest in Borrower, the Operating Partnership, or New OP, and (ii) no Principal shall be entitled to, or shall receive, the return of any such capital contribution except to the extent permitted by the organizational documents of the Operating Partnership.

10.    Indemnification of Other Parties. Subject to the Lender’s requirement to first exercise its rights against the Property as provided in Paragraph 1 hereof, if, for any reason, Parkway Properties, Inc., the general partner of the Operating Partnership (“General Partner”) or any other partner or member of the Operating Partnership or the Borrower or any affiliate thereof (each, an “Indemnified Party”) is required by Lender to make any payment to the Lender or any contribution to the Borrower with respect to the portion of the Loan for which a payment pursuant to this Agreement is required (collectively, an “Indemnified Party Outlay”), each Principal shall absolutely and unconditionally reimburse the Indemnified Party for the lesser of (i) such Principal’s Allocable Share of the full amount of such Indemnified Party Outlay or (ii) the maximum amount such Principal would have been obligated to contribute under Paragraph 1 hereof had such payment not been made by the Indemnified Party. Each Principal shall reimburse the Indemnified Party as required by this Paragraph 10 within 60 days after receiving written notice of a Indemnified Party Outlay from the Indemnified Party. Any payments to an Indemnified Party hereunder shall for all purposes hereunder be treated as capital contributions by each Principal to the Operating Partnership in accordance with the provisions of Paragraph 1 above.

11.    Lender Inducement. This Paragraph is given as a material inducement to Lender to accept this Agreement. This Paragraph shall control in the event of any conflict or inconsistency between this Paragraph and Paragraph 9 hereof or any other provision of this Agreement or any other document or source of rights of any of Principals whatsoever. Principals represent and covenant in favor of Lender that none of them has, and none of them ever shall have, any claim or right whatsoever against Borrower, and none of them ever shall have or assert any claim or right in any bankruptcy case or similar proceeding in which Borrower is a debtor, or in which any collateral or security for the Loan shall be property of the estate. Without limitation of any other waiver or other provision of this Agreement, but overriding any conflict or inconsistency with Paragraph 9 hereof and any such other waiver or provision, Principals do hereby absolutely and forever waive, relinquish, abandon and covenant not to assert any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Principal may now or hereafter have against Borrower or any other Person directly or contingently liable for the payment or performance under the Loan or having any interest in any collateral or security for the Loan, irrespective of when and under what circumstances any such right might otherwise now or hereafter exist.

12.    Effect of Waivers. Each Principal warrants and agrees that each of the waivers set forth in this Agreement are made with such Principal’s full knowledge of their significance and consequences, and that under the circumstances the waivers are reasonable. If any of said waivers shall hereafter be determined by a court of competent jurisdiction to be contrary to any applicable law or against public policy, such waivers shall be effective only to the maximum extent permitted by law.

13.    Rules of Construction. The word “Borrower” as used herein shall include the named Borrower and any other Person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Loan Documents. The term “Person” as used herein shall include any individual, corporation, partnership, limited liability company, trust or other legal entity of any kind whatsoever. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa. All headings appearing in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

14.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAWS. THE PARTIES CONSENT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT WITHIN THE STATE OF DELAWARE AND ALSO CONSENT TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY DELAWARE OR FEDERAL LAW.

15.    Amendments. This Agreement shall not be modified, amended or terminated in a manner which is materially adverse to any Principal or any Beneficiary without the written consent of such Principal or Beneficiary.

16.    Miscellaneous. The provisions of this Agreement shall bind and benefit the heirs, executors, administrators, legal representatives, successors and assigns of each party hereto and of each of the Beneficiaries. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Agreement and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Agreement.

17.    Counterparts. This Agreement may be executed in counterparts (including by facsimile) with the same effect as if all parties had signed the same document.

All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

18.    Release. The release of Borrower from all or any part of the indebtedness evidenced by the Loan for any reason (other than full payment of such indebtedness) or any other obligations under any of the Loan Documents for any reason (other than the full performance thereof) shall not release any Principal from liability under this Agreement, unless each Beneficiary consents to such a release of Principal in writing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
MAGUIRE THOMAS PARTNERS-
COMMERCE SQUARE II, LTD.,
a California limited partnership

By:	THOMAS DEVELOPMENT PARTNERS-PHASE II, INC., a California corporation
Its General Partner

By: /s/ James A. Thomas
James A. Thomas, President

MAGUIRE/THOMAS PARTNERS-PHILADELPHIA, LTD., a California limited partnership

By:    THOMAS PARTNERS, INC.,
a California corporation
Its General Partner

By: /s/ James A. Thomas
James A. Thomas, President

THOMAS INVESTMENT PARTNERS, LLC,
a California limited liability company

By:    THOMAS PARTNERS, INC.,
a California corporation
Its Manager

By: /s/ James A. Thomas
James A. Thomas, President

[Signatures Continued on Following Page]

/s/ James A. Thomas
James A. Thomas, Trustee of The Lumbee Clan Trust

THOMAS PARTNERS, INC.,
a California corporation

/s/ James A. Thomas
By:     James A. Thomas
Title:     President

[Signatures Continued on Following Page]

PARKWAY PROPERTIES LP,

By:	PARKWAY PROPERTIES GENERAL PARTNERS, INC.,

By:    /s/ Jayson Lipsey
Name:     Jayson Lipsey

Title:	Executive Vice President and COO
By:    /s/ Jason Bates
Name:     Jason Bates

Title:	EVP / Chief Investment Officer

Exhibit “A”

Principal	Maximum Liability	Shortfall Percentage

Maguire/Thomas Partners-Philadelphia, Ltd.	$20,174,781	31.52309%

Thomas Investment Partners, LLC	$34,104,140	53.28771%

Maguire Thomas Partners-Commerce Square, Ltd.	$4,970,534	7.76645%

The Lumbee Clan Trust	$4,487,336	7.01146%

Thomas Partners, Inc.	$263,210	0.41126%

Total Contribution Amount:	$64,000,000	100%

A-1